Net Element Reports First Quarter 2019 Financial Results and Provides Business Update

Improved financial performance achieved during the first quarter.

MIAMI, May 15, 2019 Net Element, Inc. (NASDAQ: NETE)(“Net Element” or the “Company”), a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment including point-of-sale (“POS”), e-commerce and mobile devices, today reports its financial results for the first quarter ended March 31, 2019 and provides business update.

Conference Call:

The Company will host a conference call on May 16, 2019, at 8:30 a.m. EST to discuss first quarter 2019 financial results and business highlights. The conference call can be accessed live over the phone by dialing +1 (877) 303-9858, or for international callers +1 (408) 337-0139, and referencing conference code 5477529. It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

The call will also be webcast live from http://edge.media-server.com/m6/p/c7v4bkf9. Following completion of the call, a recorded replay of the webcast will be available on the www.netelement.com/en/ir website.

First Quarter 2019 Financial Highlights

●	Transaction processing volume of approximately $787 million, an increase of 6.4% as compared to approximately $739 million for the same comparable period
●	Net revenue of approximately $15 million, a decrease of approximately 6% as compared to approximately $16 million for the same comparable period
●	Gross margin of approximately $2.8 million or 18.5% of net revenue, an increase of 16.7% as compared to approximately $2.4 million or 14.8% of net revenue for the same comparable period
●

Operating expenses were $3.6 million, representing an increase of approximately 5.9% as compared to $3.4 million for the same comparable period. The primary reasons for the increase in operating expenses were due to an increase in bad debt expense and amortization

●	Net loss per share decreased to $0.29, a decrease of approximately 31% as compared to $0.42 during the same comparable period

First Quarter 2019 Significant Achievements

●	Net Element subsidiary Aptito and HP entered into an agreement to provide a modern best-in-class integrated POS solution for SMB Market
●	Net Element subsidiary Unified Payments is among the first companies to achieve self-regulatory certification from the Electronics Transactions Association
●	Launched multi-channel blockchain-powered acceptance application as part of its Netevia, future-ready payment acceptance platform

“We are pleased with our first quarter results and ongoing progress our team has made to improve gross margins through use of scalable infrastructure and penetration of value-added technologies,” commented Oleg Firer, CEO of Net Element. “We remain focused on reaching profitability as we continue to scale our business in the selected markets.”

Outlook

The global payments industry continued to deliver healthy growth during 2018 and the first quarter of 2019, with underlying transaction volumes demonstrating even greater strength. We believe that new and disruptive technologies will provide us the opportunity to differentiate ourselves from our competition and continue developing and delivering innovative payment solutions in 2019 and beyond.

We continue to believe that disruptive technologies such as blockchain, IoT, biometrics payments and artificial intelligence will play key roles in future commerce. These technologies will encourage innovation through development of value-added services and cater to merchants and their customers.

We believe Netevia, our future-ready payments platform, will increase the economic efficiency of all transactions made within our ecosystem while serving as a framework and core for a number of value-added services that can connect merchants and consumers directly utilizing these technologies. Specifically, Netevia Payments Platform delivers end-to-end payment processing through easy-to-use APIs and complements Net Element’s ability to perform in a multi-channel environment, including POS, e-commerce and mobile devices and will enable the Company to perform as a hub for disruptive emerging technology solutions.

Results of Operations for the Three Months Ended March 31, 2019 Compared to the Three Months Ended March 31, 2018

We reported a net loss attributable to common stockholders of approximately $1.1 million or $0.29 per share loss, for the three months ended March 31, 2019, as compared to a net loss of approximately $1.6 million or $0.42 per share loss, for the three months ended March 31, 2018. The decrease of approximately $0.5 million in net loss attributable to stockholders was primarily due to an increase in the gross margin for our North American Transaction Solutions segment during the three months ended March 31, 2019 as compared to the three months ended March 31, 2018.

The following table sets forth our sources of revenues, cost of revenues and the respective gross margins for the three months ended March 31, 2019 and 2018.

	Three		Three
	Months Ended		Months Ended		Increase /
Source of Revenues	March 31, 2019	Mix	March 31, 2018	Mix	(Decrease)
North American Transaction Solutions	$14,363,506	95.5%	$13,966,617	87.4%	$396,889
International Transaction Solutions	683,676	4.5%	2,015,777	12.6%	(1,332,101)
Total	$15,047,182	100.0%	$15,982,394	100.0%	$(935,212)

	Three		Three
	Months Ended	% of	Months Ended	% of	Increase /
Cost of Revenues	March 31, 2019	revenues	March 31, 2018	revenues	(Decrease)
North American Transaction Solutions	$11,768,738	81.9%	$12,064,072	86.4%	$(295,334)
International Transaction Solutions	491,410	71.9%	1,554,262	77.1%	(1,062,852)
Total	$12,260,148	81.5%	$13,618,334	85.2%	$(1,358,186)

	Three		Three
	Months Ended	% of	Months Ended	% of	Increase /
Gross Margin	March 31, 2019	revenues	March 31, 2018	revenues	(Decrease)
North American Transaction Solutions	$2,594,768	18.1%	$1,902,545	13.6%	$692,223
International Transaction Solutions	192,266	28.1%	461,515	22.9%	(269,249)
Total	$2,787,034	18.5%	$2,364,060	14.8%	$422,974

Net revenues consist primarily of service fees from transaction processing. Net revenues were approximately $15 million for the first quarter of 2019 as compared to approximately $16 million for the first quarter of 2018. The decrease in net revenues for the comparable period was primarily related to our International Transaction Solutions segment which experienced continued competition and economic challenges.

Cost of revenues represents direct costs of generating revenues, including commissions, mobile operator fees, card brands expenses, processing and non-processing fees. Cost of revenues for the three months ended March 31, 2019 were approximately $12.3 million as compared to approximately $13.6 million for the three months ended March 31, 2018. The decrease of $1.3 million in cost of revenues for the comparable quarters was primarily driven by the reorganization of assignments from our International Transaction Solutions segment due to continued competition and economic challenges in the selected markets. We are working diligently to offset lost revenues.

The gross margin for the three months ended March 31, 2019 was approximately $2.8 million, or 18.5% of net revenue, as compared to approximately $2.4 million, or 14.8% of net revenue, for the three months ended March 31, 2018. The primary reason for the increase in the gross margin percentage was the result of North American Transaction Solutions processing of transactions utilizing our self-designated Bank Identification Number (BIN) / Interbank Card Association (ICA), recurring profitable cash flows from the portfolios acquired in the prior year, and further acceptance of value-added services by the merchants.

Operating Expenses Analysis:

Operating expenses were approximately $3.6 million for the three months ended March 31, 2019, as compared to $3.4 million for three months ended March 31, 2018. Operating expenses for the three months ended March 31, 2019 primarily consisted of selling, general and administrative expenses of approximately $2.4 million, bad debt expense of approximately $0.3 million and amortization of approximately $0.9 million, primarily related to the amortization of acquired portfolios and client acquisition costs. Operating expenses for the three months ended March 31, 2018, primarily consisted of selling, general and administrative expenses of approximately $2.4 million, bad debt expense of approximately $0.1 million, and depreciation and amortization expense of approximately $0.7 million.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted net loss attributable to Net Element, Inc. stockholders. Adjusted net loss attributable to Net Element stockholders is calculated as net loss attributable to Net Element stockholders excluding non-cash share-based compensation. Net Element discloses this amount on an aggregate and per share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding by the Company’s investors of its historical performance through use of a metric that seeks to normalize period-to-period earnings.  A reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months ended March 31, 2019 and 2018 is presented in the following tables.

	GAAP	Share-based Compensation	Adjusted Non-GAAP
Three Months Ended March 31, 2019
Net loss attributable to Net Element Inc stockholders	$(1,120,847)	$15,006	$(1,105,841)
Basic and diluted earnings per share	$(0.29)	$0.00	$(0.28)
Basic and diluted shares used in computing earnings per share	3,908,872		3,908,872

	GAAP	Share-based Compensation	Adjusted Non-GAAP
Three Months Ended March 31, 2018
Net loss attributable to Net Element Inc stockholders	$(1,610,847)	$82,011	$(1,528,836)
Basic and diluted earnings per share	$(0.42)	$0.02	$(0.40)
Basic and diluted shares used in computing earnings per share	3,853,130		3,853,130

Use of Non-U.S. GAAP Financial Measures

Non GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non GAAP measures exclude significant expenses that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise ("SME") in the U.S. and selected emerging markets. In the U.S. it aims to grow transactional revenue by innovating SME productivity services using blockchain technology solutions and Aptito, our cloud-based, restaurant and retail point-of-sale solution. Internationally, Net Element's strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions. Net Element was ranked as one of the fastest growing companies in North America on Deloitte's 2017 Technology Fast 500™. In 2017 we were recognized by South Florida Business Journal's as one of 2016's fastest growing technology companies. Further information is available at www.NetElement.com.

Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to whether blockchain technologies will in fact play a key role in future commerce in the payments industry; whether the blockchain technologies will result in the creation of value-added services for merchants and their customers; whether the Company’s decentralized crypto-based ecosystem and its Netevia platform will be successful; and when the Company will reach profitability. Additional examples of such risks and uncertainties include, but are not limited to (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; and (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Contact:

Net Element, Inc.

Media@NetElement.com

+1 (786) 923-0502

Corporate Communications Contact:

NetworkNewsWire (NNW)

New York, New York

www.NetworkNewsWire.com

212.418.1217 Office

Editor@NetworkNewsWire.com